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                                                                EXHIBIT 99.1


               Scientific Games Completes Its Acquisition of Opax
                            International From Rexam

     ALPHARETTA, Ga., Oct. 1 /PRNewswire/ -- Scientific Games Holdings Corp. (NYSE: SG) and Rexam PLC (London Stock Exchange: REX) announced today that they have completed the purchase of Opax International Limited by Scientific Games from Rexam.

     Opax International is a producer of instant lottery and promotional game tickets with an international customer base and two printing plants in the United Kingdom. Opax International employs approximately 235 employees. The purchase price, including debt discharged and cash received at closing is 15,000,000 pounds subject to closing adjustments.

     Ron Shakesheff, Director of Rexam's European Print Division, stated, "We are pleased that Scientific Games, a major international producer of instant lottery tickets, has acquired Opax to aid its further growth. We are confident that the employees of Opax will continue their success in the lottery business with Scientific Games."

     William G. Malloy, President and Chief Executive Officer of Scientific Games, stated, "We view this as an opprotunity to continue our expansion into the high growth area of international lottery ticket sales, and we are pleased to have concluded the acquisition of Opax International, a well known international lottery ticket producer. We view international sales as an area of significant long-term growth, and we continue to apply our resources in this area. We expect this acquisition to make a positive contribution to our earnings."

     Rexam PLC is a major international provider of packaging, print and coated products with additional interest in engineered building products.

     Headquartered near Atlanta, Georgia, Scientific Games is the leading worldwide manufacturer of instant lottery tickets and provider of support services and is a supplier to the UK National Lottery.

SOURCE:    Scientific Games Inc.
 -0-       10/01/96
/CONTACT:   Cliff O. Bickell, Vice President, Treasurer and Chief Financial
Officer, Scientific Games, 770-664-3723; or Roddy Child Villiers, Director of Group Communications, Rexam PLC, 01-71-584-7070/ (SG)

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